SCHEDULE FOR COMPUTATION OF PERFORMANCE DATA


TOTAL RETURN

Formula in release:

P = $1,000 initial payment
T = average annual total return
n = number of years (including fractional portions)
ERV = ending redeemable value

                  P(1+T) exponent n = ERV

The formula given on pages 64 and 65 of the release is written to solve for Ending Redeemable Value. However, the quantity to be reported is T (Average Annual Total Return).

Because P, n and ERV are known values, we have solved for T as follows,
                  T =   nth root of (ERV/P) - 1

and have reported those amounts as the total return.

YIELD

Formula in release:

a =  dividends  and  interest  earned
b =  expenses  accrued
c = average  shares outstanding
d = price per share at end of period

                  YIELD = 2[((a-b)/cd + 1) exponent 6 - 1]


(Assumes all months have thirty days and year is 360 days. A one month period or 30 days was used for accruals as appropriate.)

Dividends have been accrued by dividing annual dividend income (based on most recent dividend rate) by 360 and multiplying by the number of days the security was held in the portfolio.

Interest earned on short-term instruments was actual per books.

(No bonds were held in Utilities Portfolio during October)

Expenses accrued were actual per books.